Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The First Bancshares, Inc. of our report dated March 16, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The First Bancshares, Inc. for the year ended December 31, 2019.

/s/ Crowe LLP

Atlanta, GA
August 26, 2020